PROSPECTUS and	PRICING SUPPLEMENT NO. 4
PROSPECTUS SUPPLEMENT, each	Dated September 8, 2026
Dated May 14, 2026	Registration Statement No. 333-295908
Filed Pursuant to Rule 424(b)(2)

U.S. $34,800,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES J

Due 9 Months or More from Date of Issue

$400,000,000 4.800% Fixed Rate Senior Notes Due September 11, 2029

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EYT0 / US24422EYT09

Date of Issue:	September 11, 2026

Maturity Date:	September 11, 2029

Principal Amount:	$400,000,000

Price to Public:	99.967% plus accrued interest, if any, from September 11, 2026

Interest Payment Dates:	Semi-annually on March 11 and September 11, commencing on March 11, 2027 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.800% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$53,334,000
	BofA Securities, Inc.	$53,334,000
	Citigroup Global Markets Inc.	$53,334,000
	Goldman Sachs & Co. LLC	$53,334,000
	MUFG Securities Americas Inc.	$53,333,000
	TD Securities (USA) LLC	$53,333,000
	Academy Securities, Inc.	$13,333,000
	Commerz Markets LLC	$13,333,000
	Loop Capital Markets LLC	$13,333,000
	PNC Capital Markets LLC	$13,333,000
	Santander US Capital Markets LLC	$13,333,000
	Scotia Capital (USA) Inc.	$13,333,000
	Total	$400,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.817% plus accrued interest, if any, from September 11, 2026.